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                                                                   EXHIBIT 10.8

                    CARLISLE PLASTICS MANAGEMENT CORPORATION


                                        September 12, 1994


Carlisle Plastics, Inc.
One Union Street
Boston, MA  02108

ATTN:          Patrick O'Leary, Chief Financial Officer
RE:            Management Services Agreement

Dear Mr. O'Leary:

        On behalf of Carlisle Plastics, Inc. (the "Company") you have requested that Carlisle Plastics Management Corporation ("CPMC") provide the Company with management and oversight assistance in the areas of:

          -    Operational and information management;

          -    Strategic marketing planning;

          -    Systems development and implementation;

          -    Executive resource management;

          -    Finance and banking relationships;

          -    Taxation;

          -    Financial and managerial accounting;

          -    Consultation regarding legal, auditing,
               pension, actuarial, and other required
               professional services; and

          -    Other business decisionmaking strategies

collectively, "Management Services." You have further requested that CPMC be available for the furnishing of such management services on an as-needed basis and that CPMC provide the necessary personnel and professionals in order to assist the Company in meeting its overall business mission. The management services listed above are not intended to be all inclusive.



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Carlisle Plastics, Inc.
September 12, 1994
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Accordingly, CPMC agrees to furnish additional services to the Company, from time to time, as such additional services are requested by the Company.

                The Company will, at all times, protect, defend, indemnify and otherwise hold CPMC and its officers, directors, employees, and agents (collectively, the "Indemnified Parties" and each individually, an "Indemnified Party") harmless against and from any and all claims, suits, actions, debts, costs (including reasonable attorneys' fees), losses, obligations, judgments, charges and expenses of any nature whatsoever suffered or incurred by such Indemnified Parties with respect to any management service or services rendered to the Company pursuant to this Agreement. This indemnity shall survive the termination of this Agreement. If any claim is made against any Indemnified Party that, if sustained, would give rise to a liability pursuant to this paragraph, the Indemnified Party shall promptly cause written notice of the claim to be delivered to the Company and shall afford the Company and its counsel, at the Company's sole expense, the opportunity to defend or settle the claim; PROVIDED, HOWEVER, that the failure to give such notice shall not relieve the Company from liability hereunder except to the extent that the Company has actually been damaged by such failure. The Company shall notify the Indemnified Party within 30 days after receipt of such notice of its decision whether to assume defense of such claim. If the Company assumes the defense of a claim that exclusively seeks monetary damages, it shall have the right to conduct the defense of such claim and to make such settlement with regard thereto as it shall in its sole discretion determine. If the Company assumes the defense of a claim that seeks non- monetary relief, it shall have the right to conduct the defense of such claim in consultation with the Indemnified Party and to make such settlement

                    (i)  with respect to non-monetary relief, as
               shall be consented to by the Indemnified Party, such consent not to be unreasonably withheld, and

                    (ii)  with respect to monetary damages, if
               any, as the Company shall in its sole discretion determine.

If the Company does not assume the defense of a claim, the Indemnified Party shall have the right to conduct the defense of such claim in consultation with the Company and to make such settlement as shall be consented by the Company, such consent not to be unreasonably withheld.

        This letter agreement will serve to memorialize the past practices in which the Company and CPMC have engaged with respect to management services and will also serve to evidence the management services agreement which CPMC and the Company have reached with respect to the furnishing of management services for the twelve month period commencing September 1, 1994. This agreement supersedes the Letter Agreement of May 22, 1994, which agreement is now null and void.



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Carlisle Plastics, Inc.
September 12, 1994
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        CPMC  will  charge  the Company  an  annual  fee  (the "Management
Fee") in an amount of $750,000 for the 1-year period commencing on September 1, 1994, and ending on the first anniversary of such date. The Management Fee will be due and payable in equal monthly installments on the tenth (10th) day of the month during which the services are provided.
CPMC  will invoice  the  Company  monthly for each  installment.   If  other
services   are  arranged  by  CPMC  or  are  provided  by   other independent
professionals arranged with or by CPMC's assistance, the  Company agrees to be
responsible for such professional fees. Such   responsibility  may  be
satisfied,  depending  upon   the circumstances, by

                    (1)  an increase in the monthly amount,
                    (2) direct payment to the independent professional who provided the service, or
                    (3) reimbursement to CPMC for any amounts advanced on the Company's behalf.

        The Company agrees to promptly reimburse CPMC for all travel and other reasonable expenses incurred or paid by CPMC in the performance of management services pursuant to this Agreement, in each case consistent with the past practices of the Company and subject to receipt by the Company of such expense reports and receipts as it shall reasonably request.

        This Agreement may be amended at any time with the joint consent of CPMC and the Company.

        If this represents your understanding of our Agreement, please date and sign the enclosed copy of this letter and return it to me at your earliest convenience.

                              Sincerely,

                              CARLISLE PLASTICS MANAGEMENT CORPORATION



                              By   /s/ William H. Binnie
                                   ----------------------------
                                   William H. Binnie, President

Acknowledged and accepted on September 12, 1994:

CARLISLE PLASTICS, INC.



By   /s/  Patrick J. O'Leary
     ---------------------------------------------
     Patrick O'Leary, Chief Financial Officer